SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C. 20549

                                      FORM 8-K

                                   CURRENT REPORT

          Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
                                        1934

          Date of Report (Date of earliest event reported)    April 5, 1997
                                                              -------------
                               Baldor Electric Company
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                (Exact name of registrant as specified in its charter)

               Missouri                     1-7284             43-0168840
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       (State or other jurisdiction    (Commission File    (IRS Employer
            of incorporation)               Number)         Identification No.)

       5711 R.S. Boreham Jr., St., Fort Smith, Arkansas              72908
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           (Address of principal executive offices)               (Zip Code)

     Registrant's telephone number, including area code          501-646-4711
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          (Former name or former address, if changed since last report.)






















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          Item 9.  Sales of Equity Securities Pursuant to Regulation S.
          -------------------------------------------------------------

                On April 5, 1997, Baldor Electric Company acquired all of the outstanding shares of Optimised Control Ltd ("Optimised") headquartered in Bristol England. Optimised designs and markets an extensive line of motion control products with annual revenues of about $ 7 million US, principally in the United Kingdom.

                The acquisition of Optimised was effected with a combination of cash and Baldor Common Stock. The shareholders of Optimised who received Baldor Common Stock consisted of six British nationals and an employee benefit trust created under the laws of the United Kingdom. These Optimised shareholders were issued a total of 452,113 shares of Baldor Common Stock, $0.10 par value per share, valued at approximately $25.00 per share. Baldor did not register the Baldor Common Stock issued in this transaction with the Securities and Exchange in reliance on Rule 901 et. seq. (Regulation S) promulgated under the Securities Act of 1933.

                The offering was made off-shore to non-citizens of the United United States. Restrictions in the sale agreement preclude any of the Baldor shares from being sold for a period in excess of that set forth in Rule 903 of Regulation S. Each stock certificate represent-ing the Baldor Common Stock issued to the Optimised shareholders contains a legend restricting transfer during the restricted period.




























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                                     SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                                        BALDOR ELECTRIC COMPANY



                                        By:  /s/ Lloyd G. Davis
                                              ---------------------
                                              Lloyd G. Davis
                                              Chief Financial Officer


          Date: April 18, 1997



































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                                      EXHIBIT INDEX

           There are no exhibits filed herewith.















































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